EXHIBIT 10.21

November 15, 2002

Mr. Terry Sadowski

Re: Employment With NetSolve, Incorporated

Dear Terry,

On behalf of the entire NetSolve, Incorporated (the “Company” or “NetSolve”) team, I am pleased to present our offer to you to become NetSolve’s new Vice President of Marketing, and an officer of NetSolve.

We at NetSolve have all enjoyed getting to know you and we look forward to welcoming you and Kelly to NetSolve. We believe that you are well qualified to help lead NetSolve to continued growth and success. We also believe, as I know you do, that becoming Vice President of Marketing of NetSolve is an outstanding and timely opportunity for you to capitalize upon your talents and experience, and for you to continue to attain your personal goals.

We have given careful thought to compensation arrangements that would be appropriate for your professional stature and to NetSolve precedents and policies. Accordingly, below is a description of the terms of our offer of employment to you.

1.	Position and Duties: Your title will be Vice President of Marketing. In this capacity, you will be reporting directly to the CEO and President of NetSolve, Inc. and be responsible for all aspects of marketing including pricing, promotion, distribution and product.

2.	Base Salary: Your initial base salary will be $17,500 per month ($210,000 on an annualized basis), less standard payroll taxes and withholding. Payment of your base salary will be in accordance with the Company’s normal payroll practice.

3.	Signing Bonus: You will receive a one-time signing bonus of $63,000 to be paid within 90 days of the date of your commencement of employment with NetSolve.

4.	Annual Incentive Target Award: You will be eligible to participate in the Company’s annual incentive program applicable to officers, subject to the terms and conditions of that program, as it may be amended from time to time. The target award for fiscal year 2003 will be 20% of your annualized base salary, and will be prorated for the fiscal year based on your employment commencement date. The amount actually paid will be based on the attainment of mutually agreed upon performance standards and criteria which will be established as soon as reasonably practical following your commencement of employment with NetSolve. You must be employed by the Company on the date an award is paid to be eligible to receive such award.

5.	Stock Options: Upon commencement of your employment with the Company, you will be granted an option to purchase 70,000 shares of NetSolve common stock under and subject to the provisions of the NetSolve Long-Term Incentive Compensation Plan (“LTICP”). The exercise price for such option will be the closing price of the Company’s common stock on the first day of your employment. The precise terms of this grant will be set forth in an Option Agreement in the standard form under the LTICP.

6.	Compensation Review: Your base salary, annual incentive target award and stock option position will be reviewed annually by the Board, prior to the completion of NetSolve’s fiscal year.

7.	Other Benefits: As a NetSolve employee, you will be eligible to participate in NetSolve’s various benefit plans, such as medical, disability, life insurance, and 401(k) plans, which are now in effect, or as they may be changed or amended in the future.

8.	At-Will Employment: Your employment with NetSolve will be “at-will,” meaning that either you or the Company can terminate your employment at any time and for any reason, or no reason at all.

9.	In accordance with U. S. law, this offer of employment, including all terms relating thereto, is conditioned upon:

•	Satisfactory proof of U.S. citizenship or other eligibility for employment, as required by the Immigration Reform and Control Act of 1986;
•	You agree to, and we receive, satisfactory results on a background check of your education, work, driving, and criminal history;
•	Your execution of a NetSolve Proprietary Information and Inventions Agreement.

10.	Severance: Notwithstanding Paragraph 8, if during the first 12 months of your employment with NetSolve, your employment is terminated by NetSolve other than for “cause,” you shall be entitled to a severance payment equal to 12 times your monthly base salary then in effect. For the purposes of this Paragraph 10, termination of employment shall be for “cause” if, in the reasonable opinion of your supervisor: you breach or neglect the duties which you are required to perform, or violate your fiduciary duties to NetSolve or its stockholders; commit any material act of dishonesty, fraud, misrepresentation, or other act of moral turpitude; are guilty of gross carelessness or misconduct; fail to obey the lawful direction of your supervisor or NetSolve’s Board of Directors; or act in any way that results in direct, substantial and adverse effect on NetSolve’s reputation.

11.	Equity Loss Reimbursement: As a condition of your employment with NetSolve, you will initiate the process of selling the business, Cellular City, of which you are the sole owner. You will make appropriate arrangements so that your time and involvement in the continued day-to-day operation of such business, and the sales process, will be minimized, enabling you to focus on your duties to NetSolve. In connection with such sale, the Company agrees to pay you, as a one-time special bonus payment an amount equal to the lesser of: (a) the difference between $600,000 and the gross sales price of the business (assuming the sales price of the business is less than $600,000), and (b) $150,000. Such bonus payment will be made as soon as reasonably practical following the closing of the sale of the business. In the event the gross sales price of the business is $600,000 or greater, no such bonus will be paid.

Terry, we all look forward to your prompt acceptance of our offer, and to your joining NetSolve full-time as soon as possible. To signify your acceptance, please sign and return this letter to me no later than 5:00 p.m. (Central Time) on November 20, 2002, after which time this offer will expire. By signing below, you certify that you are able to perform the duties and responsibilities of your position.

May I again express that we look forward to welcoming you and Kelly to NetSolve and working with you.

Sincerely,

/s/ David D. Hood

David D. Hood

CEO & President

AGREED AND ACCEPTED:

/s/ Terry Sadowski

Terry Sadowski

Date

Enclosure: Second signature copy of this letter